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                                                               EXHIBIT 1-A(3)(b)

                       INVESTORS BROKERAGE SERVICES, INC.

                       SPECIMEN SELLING GROUP AGREEMENT


     THIS AGREEMENT ("Agreement") is made by and between Investors Brokerage Services, Inc. ("IBS") and Broker-Dealer.

                                   RECITALS:

     A. IBS, pursuant to the provisions of Distribution Agreements ("Distribution Agreements") between it and Kemper Investors Life Insurance Company ("KILICO") and between it and Federal Kemper Life Assurance Company ("FKLA"), acts as the principal underwriter of certain variable annuity contracts and variable life insurance policies (the "variable products" or "Contracts") issued by KILICO and FKLA. Such Contracts, and the investment options available thereunder, are identified in Schedule 1 to this Agreement at the time that this Agreement is executed, and such other Contracts that may be added to Schedule 1 from time to time in accordance with Section 1.5 of this Agreement. IBS desires that Broker-Dealer distribute such variable products in those states or jurisdictions in which Broker-Dealer, IBS, KILICO, FKLA and the Contracts are appropriately licensed, qualified or approved, and Broker-Dealer desires to sell such Contracts, through its agents in such states or jurisdictions, on the terms and conditions set forth hereinafter. KILICO and FKLA have authorized IBS to enter into separate written agreements with broker-dealers pursuant to which such broker-dealers would be authorized to participate in the distribution of the Contracts and would agree to use their best efforts to solicit applications for the Contracts to the general public.

     B. KILICO and FKLA, pursuant to General Agent Agreements, have authorized Broker-Dealer or an affiliate to act as a general agent ("General Agent") for the solicitation of applications for the Contracts and to engage in the distribution activities contemplated by this Agreement and such General Agent Agreements.

     C. The parties to this Agreement desire that Broker-Dealer be authorized to solicit applications for the sale of the Contracts to the general public subject to the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

             Section 1:  Representations and Warranties; Authorizations

     1.1 Broker-Dealer agrees to use its best efforts on behalf of IBS while performing the functions set forth herein. Broker-Dealer shall be free to exercise its own judgment as to whom to solicit and the time, place, and manner of solicitation. Broker-Dealer shall pay all expenses incurred by it hereunder and shall comply with all applicable federal and state laws, ordinances and regulations relating thereto.
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     1.2  Broker-Dealer is authorized, except as hereinafter specifically provided, to cause its representatives ("Registered Representatives") to sell such Contracts in the states and jurisdictions in which Broker-Dealer and its Registered Representatives are appropriately licensed, registered or otherwise qualified and in which the Contracts are duly authorized. Broker-Dealer shall not have the authority nor shall it grant such authority to any of its Registered Representatives, on behalf of IBS, and KILICO and/or FKLA: to make, alter or discharge any Contract or other contract entered into pursuant to a Contract; to waive any Contract's forfeiture provisions; to extend the time of paying any premiums; or to receive any monies or premiums from applicants for or purchasers of the Contracts (except for the sole purpose of forwarding monies or premiums to KILICO or FKLA). IBS, in its sole discretion, may reject any application for a Contract submitted to it by the Broker-Dealer or any of its Registered Representatives.

     1.3 IBS, subject to the terms and conditions contained herein, hereby authorizes Broker-Dealer as an independent contractor, on a non-exclusive basis, to make sales of such Contracts for which IBS acts as distributor. Broker-Dealer agrees to direct the sales activities of its Registered Representatives and to enforce written supervisory procedures to assure strict compliance with applicable rules and regulations under the Securities Exchange Act of 1934 ("1934 Act"), the National Association of Securities Dealers, Inc. ("NASD") rules, and other applicable federal and state statutes and regulations.

     1.4 Nothing herein contained shall constitute Broker-Dealer or any of its Registered Representatives as employees of IBS, KILICO or FKLA in connection with the solicitation of applications for the Contracts.

     1.5 Schedule 1 to this Agreement may be amended by IBS at its sole discretion from time to time to include other Contracts (or investment options) distributed by IBS pursuant to the Distribution Agreements or other distribution agreements with KILICO and FKLA, or to delete Contracts (or investment options) from the Schedule. The provisions of this Agreement shall be equally applicable to each Contract listed on Schedule 1 unless the context otherwise requires.


                  Section 2:  Representations and Warranties:
                     Registration, Licensing and Compliance

     2.1  Broker-Dealer represents, warrants and covenants that:

          a. It is and will remain at all times during the terms of this Agreement a member in good standing of the NASD and a broker-dealer duly registered with the Securities and Exchange Commission ("SEC") under the 1934 Act and licensed as a broker-dealer in each state or other jurisdiction in which Broker-Dealer intends to perform its functions and fulfill its obligations under this Agreement.





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          b.   It is in compliance, and during the term of this Agreement, will remain in compliance, with all applicable federal and state security laws and regulations and the requirements of the NASD and any applicable securities exchanges of which it is a member.

          c. It is a corporation organized, existing and in good standing under applicable state law and is qualified to do business as a corporation in those states or jurisdictions where it is or will be doing business.

          d. Only Registered Representatives of Broker-Dealer who are agents of KILICO and FKLA, and who are licensed, registered, or otherwise qualified to offer and sell the variable products, may do so under this Agreement and as permitted under the applicable insurance laws of such state or jurisdiction under which the Registered Representatives are authorized to perform their activities.

          e. It is in compliance with all applicable insurance laws and regulations, including without limitation state insurance laws and regulations imposing insurance licensing requirements.

          f. It shall carry out its sales and administrative obligations under this Agreement in continued compliance with federal and state laws and regulations, including those governing securities and/or insurance-related activities or transactions, as applicable.

          g. It has blanket bond insurance coverage. Broker-Dealer has the affirmative duty to maintain its blanket bond insurance coverage. Broker-Dealer will notify IBS immediately in the event a determination is made to cancel, terminate or substantially modify its blanket bond insurance coverage.

     2.2 Broker-Dealer will be responsible for the training, supervision and control of its Registered Representatives engaged in the offer and sale of the Contracts and will supervise strict compliance with applicable federal and state securities laws and NASD rules. IBS shall have no responsibility in connection with such program of supervision and compliance.

     2.3 If General Agent is an affiliate of Broker-Dealer as reflected in Recital B. to this Agreement, then by engaging in the distribution activities contemplated by this Agreement, Broker-Dealer represents and warrants that:

          a.  Broker-Dealer

              (i) Has obtained a letter from the Staff of the SEC
                  advising Broker-Dealer that the Staff will not





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               recommend enforcement action if General Agent is not registered as a broker-dealer with the SEC; or

         (ii) It is relying upon a no-action letter issued by the Staff of the SEC at the request of a broker-dealer that, also, was a licensed insurance agent engaged in distribution activities similar to those contemplated by this Agreement, and where the Staff did not recommend enforcement action if the insurance agent was not registered as a broker-dealer with the SEC; and

        (iii) It is complying and will continue to comply with the conditions set forth in such letters at all times while this Agreement is in effect; or


     b. that at the time that this Agreement becomes effective and during the term of this Agreement:

          (i) General Agent is wholly-owned by Broker-Dealer or is wholly-owned by one or more associated persons of Broker-Dealer;

         (ii) General Agent and its personnel will be "associated persons" of Broker-Dealer within the meaning of Section 3(a)(18) of the 1934 Act;

        (iii) General Agent will engage in the offer or sale of the Contracts only through persons who are also Registered Representatives of Broker-Dealer;

         (iv) General Agent will not receive or handle customer funds or securities;

          (v) Broker-Dealer will be responsible for the training, supervision and control of its Registered Representatives engaged in the offer or sale of the Contracts on behalf of General Agent, as required under the 1934 Act, the NASD rules and other applicable federal and state statutes and regulations, and will also be responsible for the supervision and control of any of its associated persons who are owners, directors, or executive officers of General Agent;

         (vi) Broker-Dealer will, in the offer and sale of the Contracts by it or General Agent, comply with all applicable requirements of the 1934 Act and the NASD, including the requirement to maintain and preserve books and records under Section 17(a) of the 1934 Act and the rules thereunder; and

        (vii) Commissions and fees relating to the Contracts will be reflected in the quarterly FOCUS reports and the





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               fee assessment reports filed by Broker-Dealer with the NASD.

     2.4 Broker-Dealer shall notify IBS and KILICO and FKLA immediately in writing if Broker-Dealer fails to comply with any of the applicable provisions set forth above.

     2.5 IBS represents and warrants that all Contracts are legally issued, registered and filed as required by applicable federal securities and state insurance laws.


                    Section 3:  Sales Materials

     3.1 Broker-Dealer shall submit to IBS, for written approval in advance of use, all promotional, sales, and advertising material and signs involving the use of IBS's, KILICO's and FKLA's name and/or pertaining to the sale of any Contract.

     3.2 IBS will file such materials or will cause such materials to be filed with the SEC, the NASD, and with any state securities regulatory authorities, as appropriate.


                            Section 4:  Compensation

     4.1 Except as otherwise stated herein, Broker-Dealer shall be entitled to commissions with respect to sales of such Contracts it shall make in accordance with the Schedule of Commissions under the General Agent Agreements with KILICO and FKLA. Commissions are payable by KILICO and FKLA through IBS or as otherwise permitted by law or regulations. Any obligation of IBS to pay such commissions will occur only following receipt of such amounts by IBS from KILICO or FKLA.


                 Section 5:  Term and Exclusivity of Agreement

     5.1 No relationship of principal and agent or partnership or joint venture between the parties hereto is intended to be established and neither party shall hold itself out as the agent, partner or joint venturer of or with the other party in any respect whatsoever. Except for this Agreement and the General Agent Agreement, no other legal relationship is intended between the parties.

     5.2 This Agreement may be terminated at any time by either party upon thirty (30) days written notice to the other, and may be terminated immediately by IBS for cause. For purposes of this Section, "cause" shall mean failure to return money to clients where appropriate, failure to account for any money received from or on behalf of IBS, any fraud, misrepresentation or dishonesty in any relationship with IBS, its affiliates, or any past, present or proposed client, violation of any federal or state law or regulation, or violation of any of the terms of this Agreement.

     5.3 Notice of termination shall be deemed to be given on the day mailed or delivered by hand to an officer of either party. If mailed to IBS, such notice shall be addressed to the principal





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office of IBS, and if mailed to the Broker-Dealer, shall be addressed to the last known address as shown on the records of IBS.

                   Section 6:  Complaints and Investigations

     6.1 Broker-Dealer shall cooperate fully in any securities or insurance regulatory investigation or proceeding or judicial proceeding with respect to IBS, KILICO and FKLA, and/or Broker-Dealer and its Registered Representatives or any Affiliate, to the extent that such investigation or proceeding is in connection with the Contracts marketed under this Agreement.


                             Section 7:  Assignment

     7.1 Broker-Dealer may not assign this Agreement without the prior written approval of IBS.

     7.2 This Agreement is exclusively for and shall inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns and shall not be deemed to create any rights for the benefit of third parties.


                          Section 8:  Confidentiality

     8.1 Each party will keep confidential information it may acquire as a result of this Agreement regarding IBS, its affiliates' and subsidiaries' affairs, including any customer list or other propriety information that it may acquire in the performance of this Agreement, and shall not use such customer list or information without the prior written consent of the other party which requirement shall survive the termination of this Agreement.


                     Section 9:  Modification of Agreement

     9.1 This Agreement supersedes all prior agreements, either oral or written, between the parties relating to the Contracts and, except for any amendment of Schedule 1 pursuant to the terms of Section 1.5 hereof or of the Schedule of Commissions pursuant to the terms of Section 4 hereof, may not be modified in any way unless by written agreement signed by all of the parties.


                          Section 10:  Indemnification

    10.1 Broker-Dealer shall be responsible and liable for any damages arising out of the acts or omissions of Broker-Dealer, its Registered Representatives, and/or its employees and does hereby agree to indemnify and hold IBS harmless against any loss or expense arising out of any of its Registered Representatives, any Affiliate and/or employees failure to carry out fully and without negligence the duties and responsibilities assigned to it herein.

    10.2 If any action or proceeding shall be brought against Broker-Dealer relating to a Contract sold pursuant to this Agreement, Broker-Dealer shall give prompt written notice to IBS.





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    10.3  In the event of any dispute with a Contract owner, IBS shall have the right to take such action as IBS may in its sole discretion deem necessary to promptly effect a mitigation of damages or limitation of losses without obtaining the prior consent of Broker-Dealer and without waiving or electing to relinquish any rights or remedies IBS may have against Broker-Dealer.

    10.4 IBS shall have the right to settle with any Contract owner engaged in a dispute with IBS or Broker-Dealer without the prior consent of Broker-Dealer and without waiving or electing to relinquish any rights or remedies IBS may have against Broker-Dealer.

    10.5 The indemnification provisions of this Agreement shall remain operative and in full force and effect, regardless of the termination of this Agreement and shall survive any such termination.

    10.6 Without limiting the foregoing indemnities, IBS and Broker-Dealer each agree to indemnify and hold harmless the other against any breach of representation, warranty or covenant herein by the indemnifying party.


               Section 11:  Right, Remedies, etc. are Cumulative

    11.1 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of either party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.


                              Section 12:  Notices

    12.1 All notices hereunder are to be made in writing and shall be either hand delivered or transmitted by registered or certified United States mail with return receipt requested to the principal office of the party and shall be effective upon delivery, except as otherwise provided in Section 5.2 of this Agreement.


                Section 13:  Interpretation, Jurisdiction, etc.

    13.1 This Agreement constitutes the whole agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the parties with respect to the subject matter hereof. No prior writings by or between the parties hereto with





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respect to the subject matter hereof shall be used by either party in connection with the interpretation of any provisions of this Agreement.

    13.2 This Agreement is made in the State of Illinois, and all questions concerning its validity, construction or otherwise shall be determined under the laws of Illinois without giving effect to principles of conflict of laws.


                             Section 14:  Headings

    14.1 The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

                           Section 15:  Counterparts

    15.1 This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.


                           Section 16:  Severability

    16.1 This is a severable Agreement. In the event that any provisions of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that such provisions shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year indicated below.

INVESTORS BROKERAGE                  ----------------------------------
        SERVICES, INC.               ("Broker-Dealer")


BY _______________________________   BY  _______________________________

Print Name _______________________   Print Name ________________________


Title ____________________________   Title _____________________________


Date _____________________________   Date ______________________________







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/ / FEDERAL KEMPER LIFE ASSURANCE COMPANY
/ / FIDELITY LIVE ASSOCIATION, A MUTUAL LEGAL RESERVE COMPANY
/ / KEMPER INVESTORS LIFE INSURANCE COMPANY
/ / INVESTORS BROKERAGE SERVICES INSURANCE AGENCY, INC. (And its affiliated companies)
Long Grove, IL 60049-0001

GENERAL AGENT'S AGREEMENT

In this AGREEMENT, the words you, your and yours refer to the General Agent named on the last page of this AGREEMENT and the words us, we, our and Company refer to the company(ies) indicated above.

Upon the signing of this AGREEMENT, you and the Company agree as follows:

1.       APPOINTMENT

         We appoint you to represent us as set forth below.

2. We authorize you (i) to solicit personally, and through Agents (and Brokers where express authority has been given, see Section 3-E) appointed by you, applications satisfactory to us for policies of life insurance and annuity contracts specified in the attached SCHEDULE OF COMMISSIONS AND ALLOWANCES and to send those applications to us, (ii) to collect the initial premium for those policies and contracts, (iii) to promptly send those premiums to us, and (iv) to make proper delivery of policies and contracts issued by us. All these activities shall be conducted in accordance with our rules and requirements governing them and it is agreed that:

         A. All applications for our policies and contracts shall be made on our forms and completed applications and supporting documents shall be considered our property and promptly delivered to us.

         B. All applications submitted to us shall be evaluated in accordance with our underwriting rules and regulations and any assumptions of legal liability on them shall be made at our sole discretion. All applications are subject to acceptance by the Company at its sole discretion.

         C. All checks or money orders for initial premiums shall be drawn to our order unless prior written approval to designate another payee has been granted by an authorized officer of the Company and no such check or money order shall be endorsed by you, your Agents, Brokers or employees.

         D. The full amount of the initial premium for the mode of premium selected must be collected by you, your Agents or Brokers on or before delivery of any life insurance policy or annuity contract.

         E. All money you, your Agents or Brokers receive as payment of any premium on our policies or contracts shall be held in a fiduciary capacity only and promptly sent to the Company.

Further, you are authorized to recruit Agents and to appoint Brokers to represent you in the solicitation of insurance as authorized in this AGREEMENT and to recommend their licensing to us. In all cases, however, we reserve the right to refuse to license any such proposed Agent or Broker.

You may contract directly with approved Agents or Brokers under agreements suitable for governing the solicitation of insurance as authorized by us. In the event you request us to pay commissions earned by your Agents or Brokers directly to them or to provide you with separate checks for the commissions earned by them, then you shall use the printed forms of AGENT'S, BROKER'S AND SINGLE CASE AGREEMENTS furnished by us. None of these AGREEMENTS shall be in force until we receive notice of your intention to use them and the notice has been acknowledged in writing by an officer of the Company.


3.       LIMITATION OF AUTHORITY

         Unless provided in the AGREEMENT, you shall have no authority to:

         A. alter, modify, waive or change any of the terms, rates or conditions of our applications, policies or contracts, or any other Company form;

         B. make any representations to any person concerning the policies or contracts covered by the AGREEMENT except as may be contained in the sales literature, rate manual, material and advertising furnished by us or previously approved in writing by an authorized officer of the Company;

         C. print, publish, use or disseminate any advertisement, sales literature, circular, policy analysis, mailing piece or other document relating to policies or contracts to be marketed under this AGREEMENT or relating to us unless such material has been first submitted to us for review and such printing, publication, use or dissemination has been authorized in writing by an authorized officer of the Company. Any such use shall be subject to any terms, conditions or limitations which may be imposed by us in the Authorization.

         D. incur any indebtedness whatsoever in behalf of or in the name of the Company;

         E. accept business which has been obtained on a brokerage basis. This AGREEMENT is not intended to include brokerage business and the distribution of Company rates, brochures, sales literature or advertising materials to Agents or Agencies to encourage brokerage business is prohibited.


4.       RESPONSIBILITIES OF THE PARTIES

         A.      RECORDS
                 You will keep proper records and accounts as specified by us relating to the business transacted under the authority of this appointment. We reserve the right, during regular business hours, to review and make copies of these records or accounts. Upon request you will account in the manner prescribed by us for all Company materials provided to you.

         B.      LICENSING
                 As long as this AGREEMENT remains in force, we shall obtain necessary state appointments for you and any Agents or Brokers appointed by you who have been approved by us to represent you. In addition, we shall pay for the renewal of such state appointments provided that the individual Agent or Broker has had production at levels satisfactory to the Company in the prior twelve months.

         C.      CONDUCT
                 You will conduct your activities as authorized in this AGREEMENT in accordance with all laws and regulations in force in the jurisdictions in which you are authorized to transact business.

         D.      SUPERVISION
                 You agree to supervise your Agents and Brokers who solicit applications for our insurance policies and annuity contracts as provided in this AGREEMENT and to cause them to comply with all rules, regulations, and obligations imposed on you.

         E.      INDEMNIFICATION
                 You shall be responsible to us for your acts and the acts of your Agents and Brokers appointed by you and shall indemnify and hold us harmless from any loss or expense on account of any acts by you or any of your Agents or Brokers which are not authorized by the terms of this AGREEMENT.

         F.      COOPERATION
                 You and the Company agree to cooperate fully with each other in any state or federal regulatory investigation or proceeding to the extent that it is related to matters pertaining to this AGREEMENT.

5.       RESERVATION OF RIGHTS
         In addition to other rights set forth in this AGREEMENT, we specifically reserve the right to (i) modify or amend any policy or contract form or its premium rates, (ii) discontinue or withdraw any policy or contract form from any state, (iii) fix maximum and minimum limits on the amounts for which any policy or contract form may be issued, (iv) modify or alter the conditions or terms under which any policy or contract form may be sold, (v) cease doing business in any state, (vi) amend, modify, delete or add any Company rule or regulation upon giving you written notice of the change, and (vii) require that you be bonded in a manner and amount which bears a reasonable relationship to the composition and volume of your business with the Company.

6.       COMMISSIONS
         We will pay you as full compensation for services rendered commissions and/or service allowances at the rates provided and subject to the terms and conditions contained in the attached SCHEDULE OF COMMISSIONS AND ALLOWANCES. These commissions and/or allowances shall accrue only with respect to premiums paid in cash to the Company for policies or contracts actually issued by us pursuant to applications procured by you, your Agents, or Brokers while this AGREEMENT remains in force and bearing your name and/or the name of one or more of your licensed Agents or Brokers.

         We reserve the right to change the rates and any of the terms and conditions (except those relating to vesting) set forth in the SCHEDULE OF COMMISSIONS AND ALLOWANCES at any time by giving written notice to you. You agree to immediately communicate any such change to all Agents and Brokers appointed by you including those to whom the Company pays commissions directly. The notice shall be effective on the date set forth on the new SCHEDULE and any commissions and/or service allowances accruing with respect to policies or contracts we issue pursuant to applications received in our home office from you, your Agents, or Brokers after that date shall be paid as provided in the new SCHEDULE.

7.       TERMINATION
         This AGREEMENT shall be subject to immediate termination at any time by you, or by the Company, upon receipt of written notice to the other party. The notice shall be delivered personally or mailed to the last known address of the other party via United States Mail.

         This AGREEMENT shall automatically terminate if any one of the following events occur:

         1. You die or are adjudged legally incompetent. In event of death of the General Agent, such compensation as may become due under this AGREEMENT shall be payable to the estate of the General Agent. If the General Agent is a partnership, then upon death of any member, the Company shall continue to pay such compensation as may become due under this AGREEMENT to the partnership unless or until properly notified to the contrary in writing by any party claiming interest in such compensation.

         2. You cease doing business in the legal format indicated above your signature on this AGREEMENT.

In the event of termination as provided in this AGREEMENT.
1. Any commissions or allowances remaining payable to you shall be paid in accordance with the provisions contained in the SCHEDULE OF COMMISSIONS AND ALLOWANCES;

2. The Company reserves the right at its discretion to appoint a licensed agent to service the business produced under this AGREEMENT.

3. You or your legally appointed representative agree, upon demand, to deliver all of the Company's property to us and shall, upon demand, repay any existing indebtedness owed to us;

4. You or your legally appointed representative shall carry out all residual obligations which arose while this AGREEMENT was in force;

5. If any payments to you under this AGREEMENT fail to exceed $1,000.00 in any calendar year, we shall, after the end of such year, have the option, exercisable in our sole discretion, of purchasing from you any future commissions and allowances payable for their present value. "Present Value" as used here means the value of such commissions and allowances determined by us on the basis of accepted actuarial practices.

This AGREEMENT may be terminated for cause if you or your employees or licensed Agents have wrongfully withheld any funds, property or documents belonging to the Company; have misrepresented any product or service offered by or through the Company; or have failed to comply with the terms of this AGREEMENT or the Company's rules and regulations currently in force or later brought to your attention. Upon termination for cause, you shall have no further rights or privileges under this AGREEMENT, and all monies including any fees, or other compensation or first year or renewal compensation otherwise payable under this AGREEMENT shall be immediately forfeited.

8.       INDEBTEDNESS
         Any indebtedness owed at any time by your Agents or Brokers to any of the entities identified as the Company in this AGREEMENT shall be a first lien against the total of any amounts due you under the terms of this AGREEMENT from any of the entities identified as the Company in this AGREEMENT.

The Company may offset against any claim for compensation payable by the Company to the General Agent under this AGREEMENT or under any other AGREEMENT with the Company or with any affiliate of the Company now or hereafter existing, any existing or future indebtedness of the General Agent to the Company or to any affiliate of the Company and any advances heretofore or hereafter made by the Company or by an affiliate to the General Agent.

Any such indebtedness may be debited to your account or you may be required to repay such amount immediately. In the event we are required to pursue formal collection procedures in order to collect any indebtedness under the terms of this AGREEMENT, you agree to be responsible for any expense incurred by us, be it the fee of a collection agent, attorney, or other costs, including court costs.

 9.      RELATIONSHIP
         You shall be deemed to be an independent contractor and nothing contained in this AGREEMENT shall be deemed to make you, your Agents, Brokers or any of your employees an employee of ours. You shall be free to exercise your own judgment and discretion as to the persons you recommend for appointment as Agents, as to the persons from whom you solicit applications, as to the time and place of solicitation, and as to the methods by which the desired results are to be obtained; but we may, from time to time, prescribe rules with respect to conduct of the business, which you agree to observe.

10.      COMPANY MATERIALS
         Any manuals, guides, books, tapes, programs, and any other materials relating to the Company or our products and information contained in them, whether developed by us and delivered to you from time to time or developed by you with our approval as provided in this AGREEMENT, shall remain the sole and exclusive property of the Company; and shall be used solely in the solicitation of applications for policies and contracts covered by this AGREEMENT; and may not be reduced, disclosed, distributed or otherwise divulged in any way without the prior written approval of an authorized officer of the Company.

11.      ASSIGNMENT
         No actual or purported assignment of this AGREEMENT or any commissions accruing under it or any interest in it shall be honored until a copy has been submitted to us and acknowledged by an authorized officer.
         In acknowledging any such assignment, the Company will not assume any responsibility for the validity or sufficiency of it. Any assignment shall be subject to any indebtedness of yours, or any of your Agents or Brokers owed to us then or later.

12.      WAIVER
         The forbearance or neglect of the Company to insist upon the performance of any terms of this AGREEMENT at any time or under any circumstances shall not constitute a waiver unless so agreed by you and an authorized officer of the Company in writing.

13.      CONSTRUCTION
         A. To the extent this AGREEMENT may be in conflict with any applicable law or regulation, this AGREEMENT shall be construed in a manner consistent with such law or regulation.

         B. The invalidity or illegality of any provision of this AGREEMENT shall not be deemed to affect the validity or legality of any other provision of this AGREEMENT.

         C. This AGREEMENT shall be construed in accordance with the laws of the state of Illinois.

14.      ENTIRE AGREEMENT
         As of the last date below, this AGREEMENT, including all existing and subsequent amendments and materials attached to it, or incorporated by reference including, but not limited to, Company rules, regulations, rate manuals or commission schedules shall constitute the ENTIRE AGREEMENT between the parties and shall supersede any prior AGREEMENT or understanding of whatever nature between the Company and you relating to the solicitation of the types of products governed by this AGREEMENT. If any such AGREEMENT is in existence, it is hereby cancelled, except that on any business already issued, any commissions payable under the prior AGREEMENT shall, subject to all liens and assignments, continue to be paid in accordance with the terms of that AGREEMENT. This AGREEMENT in no way affects any contract or AGREEMENT which you may have with the Company pertaining to any other forms of insurance and annuities.

15.      AMENDMENT
         No amendment or waiver of the terms of this AGREEMENT (except as provided or reserved above) shall be effective unless it is in writing and signed by both you and by an authorized officer of the Company.

In signing this AGREEMENT, you and the Company agree to comply with its terms and that it shall be effective on the last date shown below:

GENERAL AGENT
Name of General Agency:_______________________________________________________
(A   Corporation), (a Partnership organized under the laws of the State of    )
Name of Broker Dealer: (if applicable) _______________________________________
By: _________________________________ Date: __________________________________
Title: _______________________________________________________________________

FOR COMPANY USE ONLY: FEDERAL KEMPER LIFE ASSURANCE COMPANY

By: _________________________________ Date: __________________________________
Title: _______________________________________________________________________

FIDELITY LIFE ASSOCIATION, A MUTUAL LEGAL RESERVE COMPANY
By: _________________________________ Date: __________________________________
Title: _______________________________________________________________________

KEMPER INVESTORS LIFE INSURANCE COMPANY
By: _________________________________ Date: __________________________________
Title: _______________________________________________________________________

INVESTORS BROKERAGE SERVICES INSURANCE AGENCY, INC. (And Its Affilated
Companies)
By: _________________________________ Date: __________________________________
Title: _______________________________________________________________________